Exhibit 7

BROOKFIELD ASSET MANAGEMENT PROPOSES TO ACQUIRE 30% OF

BROOKFIELD RESIDENTIAL PROPERTIES NOT CURRENTLY OWNED

Toronto, Ontario, October 23, 2014 – Brookfield Asset Management Inc. (NYSE: BAM) (TSX: BAM.A) (Euronext: BAMA) announced today that it has made a proposal to Brookfield Residential Properties Inc. (“Brookfield Residential”) to acquire the approximately 30% of common shares of Brookfield Residential that it does not own (about 36.8 million shares) for US$23.00 cash per share. The proposed price represents a premium of approximately 20% to both yesterday’s closing price and the 30-day volume-weighted average price of Brookfield Residential shares on the New York Stock Exchange and Toronto Stock Exchange.

Process

Brookfield Asset Management has presented its proposal to the Board of Directors of Brookfield Residential and has asked the Board to begin a process to review the proposal and appoint a special committee of independent directors to commission an independent valuation of Brookfield Residential’s shares. Once the valuation is available, Brookfield Asset Management would seek to enter into a definitive agreement with Brookfield Residential with respect to the proposed transaction for presentation to shareholders.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. There is no certainty that the proposed transaction will proceed or be consummated.

Brookfield Asset Management Inc. is a global alternative asset manager with approximately $200 billion in assets under management. The company has over a 100-year history of owning and operating assets with a focus on property, renewable energy, infrastructure and private equity. Brookfield offers a range of public and private investment products and services, and is co-listed on the New York Stock Exchange, Toronto Stock Exchange and Euronext under the symbol BAM, BAM.A and BAMA, respectively.

For more information, please visit our website at www.brookfield.com or contact:

Media: Andrew Willis Communications and Media Tel: (416) 369-8236 Fax: (416) 363-2856 Email: andrew.willis@brookfield.com	Investors: Amar Dhotar Investor Relations Tel: (416) 359-8629 Fax: (416) 363-2856 Email: amar.dhotar@brookfield.com

Forward-Looking Statements

Note: This news release contains “forward-looking information” within the meaning of Canadian provincial securities laws and “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the U.S. Securities Exchange Act of 1934, as amended, “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and in any applicable Canadian securities regulations. The words “will”, “intends”, “expects” and derivations thereof and other expressions that are predictions of or indicate future events, trends or prospects and which do not relate to historical matters identify forward-looking statements.

Although Brookfield Asset Management believes that such forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information as such statements and information involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include: the proposed transaction may not proceed or be consummated; economic and financial conditions in the countries in which we do business; the behaviour of financial markets, including fluctuations in interest and exchange rates; availability of equity and debt financing; and other risks and factors detailed from time to time in the company’s Annual Report on Form 40-F filed with the Securities and Exchange Commission as well as other documents filed by the company with the securities regulators in Canada and the United States including the company’s most recent Management’s Discussion and Analysis of Financial Results under the heading “Business Environment and Risks.”

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements to make decisions with respect to Brookfield Asset Management, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, the company undertakes no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.